Contact:
Bill Smith
Verilink Corporation
256.327.2204
bsmith@verilink.com

Verilink Reports Fourth Quarter
and Annual Results

MADISON, Ala. July 22, 2003 Verilink Corporation (NasdaqSC: VRLK) today reported its financial results for the fourth quarter and year ended June 27, 2003.

Net sales for the quarter were $7.8 million, up 43% from net sales of $5.4 million in the third quarter of fiscal 2003, and down 3% from net sales of $8 million in the fourth quarter of fiscal 2002. Net sales for the year ended June 27, 2003 were $28.1 million, up 20% from net sales of $23.4 million in fiscal 2002.

The Company reported net income of $917,000 for the quarter compared to net income of $152,000 in the fourth quarter of fiscal 2002. Earnings per share were $0.06 on a primary and diluted basis for the quarter compared to $0.01 for the fourth quarter of fiscal 2002. Net loss in the third quarter of fiscal 2003 was $252,000, or $0.02 per share.

Net income for the fiscal year was $1.5 million compared to a net loss for fiscal 2002 of $17.2 million. Earnings per share for the fiscal year were $0.10 on a primary and diluted basis compared to a net loss per share of $1.09 for fiscal 2002.

“During the year, we focused on returning Verilink to profitability while also achieving positive cash flow. We are pleased with our performance this quarter and for the fiscal year, resulting in increased revenues, profitability, gross margins and cash balances as measured both quarter to sequential quarter and year over year” stated Leigh S. Belden, President and CEO.

Gross margins were 52.8% during the quarter compared to 47.6% in the fourth quarter of fiscal 2002. Compared to the prior sequential quarter, gross margins improved from 42.9% to 52.8% due to product sales mix and higher sales volume. On an annual basis, gross margins improved in fiscal 2003 to 50.4% from 34.2% in fiscal 2002 due to of a number of factors, including higher sales volume, lower manufacturing facility and staff costs, and higher excess inventory reserves provided during fiscal 2002.

Verilink Reports Fourth Quarter Results

Operating expenses for the quarter declined by $305,000 to $3.3 million from $3.6 million for the fourth quarter of fiscal 2002. On an annual basis, operating expenses declined by $13.6 million to $11.9 million for fiscal 2003 from $25.5 million for fiscal 2002, which included a charge of $5.4 million for the impairment of long-lived assets.

Cash, cash equivalents and short-term investments increased $1.2 million during the quarter, and increased $2.4 million during the fiscal year, with an ending balance of $8.6 million as of June 27, 2003.

A live Webcast of the conference call discussing Verilink’s fourth quarter and fiscal year results and outlook is scheduled for July 22, 2003 at 4:00 p.m. CDT and is available on the Internet by visiting

http://www.firstcallevents.com/service/ajwz384373824gf12.html

Instructions for listening to this call are contained in the Company’s press release dated July 15, 2003 and may be found on the Company's website. A replay of the conference call will be available through the PR Newswire website and in the “News and Events” section of the Company’s website at http://www.verilink.com.

About Verilink Corporation

Verilink provides customer premises voice and data access solutions to service providers, strategic partners and enterprise customers on a worldwide basis. Verilink is a market leader in voice over packet and TDM solutions including VoIP, VoDSL and VoATM. Data-only offerings include DSU/CSUs, access routers, probes and network monitoring capabilities. The Company's headquarters are located at 127 Jetplex Circle, Madison, AL 35758. Verilink stock trades on the NASDAQ SmallCap Market under the symbol VRLK. To learn more about Verilink, visit the website at http://www.verilink.com.

Note: Statements regarding identified market segments and sales growth opportunities and all other statements in this press release that are not historical facts are forward looking and actual results could differ materially. Among the factors that could cause actual results to differ are the ability to reduce costs and increase sales of acquired product lines, impact of customer concentration and the financial strength of customers, the impact to revenue from future sales opportunities, technological change, and changes in demand for the Company's products. A detailed discussion of other risks and uncertainties that could cause actual results and events to differ materially from such forward-looking statements is included in the Company’s most recent filings with the Securities and Exchange Commission, including its most recent Form 10-K and Form 10-Q. The Company disclaims any duty to update the forward -looking statements contained herein, except as may be required by law.

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Verilink and the Verilink logo are registered trademarks of Verilink Corporation. All other trademarks or registered trademarks are the property of the respective owners.

Verilink Reports Fourth Quarter Results

VERILINK CORPORATION

Condensed Consolidated Financial Statements (thousands except per share amounts)

	Three months ended		Year ended

	June 27,	June 28,	June 27,	June 28,
CONSOLIDATED STATEMENTS	2003	2002	2003	2002
OF OPERATIONS	(Unaudited)	(Unaudited)	(Audited)	(Audited)

Net sales	$7,799	$8,001	$28,104	$23,413
Cost of sales	3,679	4,189	13,939	15,397

Gross profit	4,120	3,812	14,165	8,016
Research and development	1,402	873	3,985	5,505
Selling, general and administrative	1,937	2,757	7,586	14,581
In process research and develoment write-off	–	–	316	–
Impairment of long-lived assets	–	14	–	5,379

Operating income (loss)	781	168	2,278	(17,449)
Interest and other income, net	175	63	656	503
Interest expense	(39)	(79)	(181)	(294)

Income (loss) before provision for
income taxes	917	152	2,753	(17,240)
Provision for income taxes	–	–	–	–

Net income (loss) before accounting
change	917	152	2,753	(17,240)
Cumulative effect of change in accountng
principle, relating to goodwill	–	–	(1,233)	–

Net income (loss)	$917	$152	$1,520	$(17,240)

Net income (loss) per share:
Basic and Diluted	$0.06	$0.01	$0.10	$(1.09)
Cumultaive effect of change in
accounting principle, relating to
goodwill	$–	$–	$(0.08)	$–

Shares used to compute net income (loss)
per share – Basic	14,666	15,629	14,871	15,816

Shares used to compute net income (loss)
per share – Diluted	15,166	15,634	15,294	15,816

			June 27,	June 28,
CONSOLIDATED BALANCE SHEETS			2003	2002

Current assets:
Cash and cash equivalents			$8,503	$5,630
Short-term investments			101	598
Accounts receivable, net			3,621	4,045
Inventories, net			2,296	1,246
Other current assets			319	354

Total current assets			14,840	11,873
Property held for lease, net			6,462	6,456
Property, plant, and equipment, net			1,350	832
Restricted cash			1,000	1,000
Other assets			2,657	2,019

Total assets			$26,309	$22,180

Current liabilities			$8,461	$5,583
Long-term debt and capital lease obligations			3,749	4,480
Stockholders' equity			14,099	12,117

Total liabilities and stockholders' equity			$26,309	$22,180